Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information:
Mike Campbell: 816-842-8181
investorrelations@inergyservices.com

Inergy, L.P. Announces

Pricing of 6,500,000 Common Units

(Kansas City, MO – September 15, 2005) – Inergy, L.P. (Nasdaq:NRGY) announced today that it has priced 6,500,000 common units at $28.90 per unit in an underwritten public offering. The proceeds from the offering will be used to repay indebtedness incurred to finance the previously announced Stagecoach natural gas storage facility acquisition. The underwriters have been granted a 30-day option to purchase up to 975,000 additional units.

Excluding the underwriters’ option to purchase additional units, net proceeds from the offering, after deducting underwriting discounts and commissions and estimated expenses associated with the offering, will be approximately $180.0 million. The offering is expected to close on September 20, 2005.

Lehman Brothers Inc. is serving as sole book-running manager and A.G. Edwards & Sons, Inc. is serving as joint-lead manager of the offering. In addition, Citigroup Global Markets Inc.; Wachovia Capital Markets, LLC; Raymond James & Associates, Inc.; and Stifel, Nicolaus & Company, Incorporated are serving as co-managers of the offering.

A copy of the prospectus relating to this offering may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Fax: 631-254-7268, email: sabrina_net@adp.com or monica_Castillo@adp.com, or from any of the other underwriters.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus.

Inergy, L.P., headquartered in Kansas City, Missouri, is among the fastest growing master limited partnerships in the country. The partnership’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, the company serves approximately 600,000 retail customers from approximately 280 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s Web site, www.InergyPropane.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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